UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Allergan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To:	All Allergan Employees

From:	David E. I. Pyott, Chairman of the Board and CEO

Re:	Allergan Update

Colleagues:

I’m writing to provide an update on Valeant’s unsolicited exchange offer to acquire all outstanding common shares of Allergan announced on June 18, 2014. This morning, we issued a press release noting that our Board of Directors, after consultation with independent financial and legal advisors, unanimously determined that Valeant’s unsolicited exchange offer is grossly inadequate, substantially undervalues Allergan, creates significant risks and uncertainties for Allergan stockholders, and is not in the best interests of the Company and its stockholders.

The Board is confident that Allergan is well positioned for future growth and that with our robust pipeline of new products and services arising from a dedication to R&D, we can create significantly more value for stockholders than Valeant’s proposal.

It is important to note that while the terms of the exchange offer are not different from Valeant’s May 30, 2014 re-revised proposal (other than that the exchange offer does not include a Contingent Value Right), because of the decrease in value of Valeant’s stock since then, the implied value of this exchange offer is substantially lower.

The Board strongly recommends stockholders not tender any shares in Valeant’s latest attempt to take control of Allergan at a price that does not appropriately compensate stockholders for Allergan’s substantial growth prospects.

Given the large stock component in Valeant’s exchange offer, we believe it is important for investors to continue to question Valeant’s business model, which relies on serial acquisitions, significant product price increases and cost reductions, as opposed to top-line revenue growth and operational excellence.

I know there has been a great deal of activity in the media and I would like to thank you all for continuing to stay focused on meeting and exceeding the expectations of our customers. I recognize that you may have questions about today’s announcement and I encourage you to visit our portal at http://portal.allergan.com and view additional information regarding this process, including a glossary of relevant terms, which we will upload today. I also recommend you visit the “Investors” section of our Company’s website to read our press release from today.

On behalf of the Board and management team, thank you again for your hard work and ongoing dedication to Allergan.

David

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC that will be mailed to stockholders of the Company. In addition, the Company has filed a preliminary solicitation statement with the SEC on June 16, 2014 and intends to file a definitive solicitation statement. Any definitive solicitation statement will be mailed to stockholders of the Company. INVESTORS AND STOCKHOLDERS OF ALLERGAN ARE ENCOURAGED TO READ THESE AND OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents as they become available and any other documents filed with the SEC by the Company at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at www.allergan.com.

The Company, its directors and certain of its officers and employees are participants in solicitations of Company stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for its 2014 annual meeting of stockholders, filed with the SEC on March 26, 2014, as supplemented by the proxy information filed with the SEC on April 22, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 7, 2014. To the extent holdings of the Company’s securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

Glossary of Terms

What is a hostile or unsolicited takeover attempt?

A hostile or unsolicited takeover attempt is a commonly used term to describe a takeover attempt that was not invited by the targeted party. Since we did not solicit the proposal from Valeant Pharmaceuticals International, Inc. (Valeant), the media and others may refer to it as “hostile” or “unsolicited.”

What is an exchange offer?

An exchange offer is when a company (in this case, Valeant) makes an offer directly to stockholders of a particular company to exchange their shares for shares of the acquiring company. An exchange offer must comply with the rules and regulations of the Securities and Exchange Commission (SEC), which are quite technical, and include certain minimum offering periods, withdrawal rights, manner of publication, and other requirements. Valeant’s exchange offer is also subject to a number of conditions.

Importantly, Valeant cannot actually acquire shares of Allergan stock under the exchange offer unless and until the Company’s stockholder rights plan is either removed by Allergan’s Board of Directors or otherwise invalidated by judicial or other action or expires. As the Company has said in its prior filings with the SEC describing the stockholder rights plan, one principal purpose of the rights plan is to encourage anyone seeking to acquire the Company to negotiate with our Board of Directors before proceeding. As long as the stockholder rights plan remains in place, any transaction must be approved by Allergan’s Board.

What is a stockholder rights plan?

A stockholder rights plan is mechanism implemented by the Board of Directors that is designed to ensure the fair and equal treatment of stockholders in connection with any initiative to acquire control of a company and that provides the Board of Directors with additional time to make informed judgments.

What is the “expiration date” of an exchange offer?

The expiration date is the last date that the potential acquirer will accept tendered shares. However, the potential acquirer can, and frequently does, extend the expiration date.

What is a Schedule 14D-9 Filing?

A Schedule 14D-9 is filing made with the SEC by a target company in response to an exchange offer in which a company makes an official recommendation to its stockholders with respect to the exchange offer. It is, in effect, the Board’s recommendation to stockholders about the offer. Whether the Board advises stockholders to accept or reject or take no position with respect to the offer, the company has to file this schedule within ten business days after the offer is commenced. The Schedule 14D-9 filing is often accompanied by a letter to stockholders letting them know of the company’s recommendation and providing the background of the offer and rationale for the recommendation. Allergan filed its Schedule 14D-9 recommending against Valeant’s exchange offer on June 23, 2014.

What is a proxy contest?

A proxy contest is an effort by a dissident stockholder, in opposition to a company’s position, to win voting support for a proposal submitted to a stockholder vote at a stockholders meeting. A proxy contest may be about the election of the corporation’s directors or the vote on a proposal put before the stockholders. The vote is held at a special or annual meeting of the stockholders and is a contest between the company and the dissident stockholder. The stockholders may vote either in person or by proxy. A validly executed proxy permits an eligible stockholder to vote his or her shares without being present at the actual meeting.

In this case, Pershing Square has indicated that it intends to solicit proxies from Allergan stockholders in connection with its attempt to call a special meeting of our stockholders. They have indicated they would use this special meeting to seek to remove a majority of the Allergan Board in an attempt to gain support for Valeant’s proposal.

How is a proxy contest conducted?

Opposing parties use proxy materials, including a proxy statement, letters and press releases, to communicate with stockholders and seek to obtain their votes for a particular action. These materials contain information about the proposal and instructions on how to vote. Proxy materials must be filed with the SEC.

Both parties will submit the proxy cards and votes they have received throughout the process to an independent inspector of elections, who will be responsible for counting and certifying the vote.

What is the Hart-Scott-Rodino Antitrust Improvements of 1976, as amended (“Hart-Scott” or “HSR”)?

The Hart-Scott Act requires that parties to certain mergers or acquisitions notify the Federal Trade Commission (FTC) and the Department of Justice (DOJ) before closing a transaction. The Act’s purpose is to give the DOJ or the FTC an opportunity to review whether a proposed merger or acquisition, if completed, would have anti-competitive effects.